EXHIBIT 10.44

FIFTEENTH AMENDMENT TO THE
GPI SAVINGS PLAN
(As Amended and Restated Effective January 1, 2015)

WHEREAS, Graphic Packaging International, LLC (the “Company”) maintains for the benefit of its employees the GPI Savings Plan (the “Plan”); and

WHEREAS, Section 13.1 of the Plan authorizes the Board of Directors of Graphic Packaging Holding Company (the “Board”) to amend the Plan at any time; and

WHEREAS, the Board has delegated to the Retirement Committee of Graphic Packaging International, LLC (the “Retirement Committee”) the responsibility to make certain amendments to the Plan; and

    WHEREAS, the Retirement Committee deems it desirable to amend the Plan to update the rules governing hardship distributions to reflect the provisions of the Bipartisan Budget Act of 2018 and final regulations issued by the Internal Revenue Service; and

    WHEREAS, in accordance with the Self-Correction Program (SCP) set out in Revenue Procedure 2021-30, the Retirement Committee deems it desirable to retroactively amend the Plan to provide that matching contributions that do not satisfy the safe harbor requirements of Section 401(m)(11)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), will be subject to the Actual Contribution Percentage (ACP) test set out in Code Section 401(m)(2).

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.Effective as of January 1, 2018, Article I of the Plan is amended by adding the following new Sections 1.1A and 1.1B immediately following Section 1.1 thereof:

    1.1A    ACP or Actual Contribution Percentage means the percentage described in Section 6.3(b).

    1.1B    ACP Tests means the nondiscrimination tests described in Section 6.3.

2.Effective as of January 1, 2018, Section 6.3 of the Plan is amended to read as follows:

    6.3    Nondiscrimination Requirements for Matching Contributions.

        (a)    ACP Tests. The allocation of the aggregate of all (i) after-tax, (ii) Matching Contributions, (iii) to the extent designated by the Retirement Committee pursuant to subsection (c) hereof, Before-Tax Contributions, and (iv) to the extent designated by the Retirement Committee pursuant to subsection (d) hereof, other before-tax and/or qualified nonelective contributions made under another plan will satisfy at least one of the following ACP Tests for such Plan Year:

        (1)    The ACP of the Active Participants who are Highly Compensated Employees during the current Plan Year will not exceed the product of (i) the ACP for the current Plan Year of the Active Participants who are not Highly Compensated Employees during the current Plan Year, multiplied by (ii) 1.25; or

        (2)    The ACP of the Active Participants who are Highly Compensated Employees during the current Plan Year will not exceed the ACP for the current Plan Year of the Active Participants who are not Highly Compensated Employees during the current Plan Year by more than 2 percentage points, nor will it exceed the product of (i) the ACP for the current Plan Year of the Active Participants who are not Highly Compensated Employees during the current Plan Year, multiplied by (ii) 2.

        (b)    ACP or Actual Contribution Percentage. The term “ACP” or “Actual Contribution Percentage” means, with respect to a specified group of Participants for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (i) the total of the amount of Matching Contributions and, to the extent designated by the Retirement Committee, the Before-Tax, as well as other before-tax and/or qualified nonelective contributions (excluding Catch-Up Contributions, and any Contributions returned to a Participant or otherwise removed from his Account to correct excess Annual Additions) actually paid to the Trustee on behalf of each such Participant for a specified Plan Year, to (ii) such Participant’s Compensation for such specified Plan Year. Matching Contributions will be taken into account in determining a Participant’s ACP only to the extent that such Matching Contributions satisfy the requirements of Treasury Regulation Section 1.401(m)-2(a)(5). If a Highly Compensated Employee participates in the Plan and one or more other plans of any Affiliates to which matching or after-tax contributions are made (other than a plan for which aggregation with the Plan is not permitted), the matching and after-tax contributions made with respect to such Highly Compensated Employee will be aggregated for purposes of determining his ACP in accordance with Treasury Regulation Section 1.401(m)-2(a)(3)(ii). The ACP will be rounded to the nearest 1/100th of a percent and will be calculated in a manner consistent with the terms of Code Section 401(m) and the regulations thereunder. If a Participant is eligible to participate in the Plan for all or a portion of a Plan Year by reason of satisfying the eligibility requirements of Article II but makes no Before-Tax Contributions which are taken into account (as described above) for purposes of calculating his ACP, and if he receives no allocations of Matching Contributions or qualified nonelective contributions which are taken into account (as described above) for purposes of calculating his ACP, such Participant’s ACP for such Plan Year will be zero.

        (c)    Adjustments to Actual Contribution Percentages. In the event that the allocation of the Before-Tax, Matching and other after-tax, before-tax and qualified nonelective contributions for a Plan Year does not satisfy one of the ACP Tests of subsection (a) hereof, by the last day of the Plan Year following the Plan Year in which the annual allocation failed both of the ACP Tests, the Retirement Committee will direct the Trustee to reduce Matching Contributions taken into account with respect to Highly Compensated Employees under such failed ACP Tests by the dollar amount necessary to satisfy one of the ACP Tests. The amount by which Matching Contributions will be reduced will be determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of individual Actual Contribution Percentages, beginning with the highest Actual Contribution Percentage. Notwithstanding the method of determining the total dollar amount of such reductions, actual reductions in

Matching Contributions will be made in accordance with, and solely from the Accounts of those Highly Compensated Employees who are affected by, the following procedure:

        (1)    First, the Matching Contributions of the Highly Compensated Employee(s) with the highest dollar amount of Matching Contributions for such Plan Year will be reduced by the lesser of (i) the entire amount of required reductions determined as described above, or (ii) that part of such amount as will cause the dollar amount of After-Tax and Matching Contributions of each such Highly Compensated Employee to equal the amount of Matching Contributions of each of the Highly Compensated Employees with the next highest dollar amount of Matching Contributions for such Plan Year.

        (2)    Substantially identical steps will be followed for making further reductions in the Matching Contributions of each of the Highly Compensated Employees with the next highest dollar amount of Matching Contributions for such Plan Year until the entire required reduction has been made.

        (3)    The amount by which Matching Contributions are to be reduced, plus any earnings attributable thereto through the last day of such Plan Year, will be forfeited; provided, if the Matching Contributions to be reduced are vested and therefore may not be forfeited, those Matching Contributions, plus any earnings attributable thereto (excluding any gap income or loss) will be distributed to the Highly Compensated Employees from whose Matching Accounts such reductions have been made.

        (d)    Multiple Plans. If matching, after-tax, before-tax and/or qualified nonelective contributions are made to one or more other plans which, along with the Plan, are considered as a single plan for purposes of Code Section 401(a)(4) or Code Section 410(b), such plans will be treated as one plan for purposes of this Section, and the matching, after-tax, applicable before-tax contributions (other than catch-up contributions) and qualified nonelective contributions made to those other plans will be combined with the Matching and applicable Before Tax Contributions for purposes of performing the tests described in subsection (a) hereof. In addition, the Retirement Committee may elect to treat the Plan as a single plan along with one or more other plans to which matching, after-tax, applicable before-tax and/or qualified nonelective contributions are made for purposes of this Section; provided, the Plan and all of such other plans also must be treated as a single plan for purposes of satisfying the requirements of Code Sections 401(a)(4) and 410(b) [other than the requirements of Code Section 410(b)(2)(A)(ii)]. However, plans may be aggregated for purposes of this subsection (d) only if they have the same plan year and use the same testing method for the ACP Tests.

        (e)    Separate Testing. In accordance with Treasury Regulation Section 1.401(m)-1(b)(4)(iv), the Plan may be permissively or mandatorily disaggregated into two or more plans for purposes of performing the tests described in subsection (a) hereof. In addition, pursuant to Code Section 401(m)(5)(C), the Retirement Committee may elect to exclude from the ACP Tests all Active Participants who are not Highly Compensated Employees and

who have not satisfied the age and service requirements of Code Section 410(a)(1)(A).

        (f)    Interpretation. The requirements of this Section will be interpreted and applied in a manner consistent with applicable Treasury Regulations. To the extent permitted under such Treasury Regulations, the Retirement Committee may elect to use any optional or alternative methods of applying the limitations of this Section.

3.Effective as of January 1, 2019, Section 9.1 of the Plan is amended to read as follows:

    9.1    Hardship Withdrawals.

        (a)    Parameters of Hardship Withdrawals. Subject to the provisions of Section 9.11, a Participant may make, on account of hardship, a withdrawal from such subaccounts (and in the order of priority) identified below.

        (1)    After-Tax Post-2001 Account

        (2)    Graphic Employer Account

        (3)    Before-Tax Account (excluding the portion that relates to catch-up contributions and investment earnings thereon and, for withdrawals made before January 1, 2019, any investment earnings earned after December 31, 1988)

        (4)    Before-Tax Account (the portion that relates to catch-up contributions and, for withdrawals made on or after January 1, 2019, investment earnings thereon)

        (5)    Salaried Smurfit DB Replacement Account

        (6)    Salaried Field Profit-Sharing Account

        (7)    Roth Account (other than the portion that relates to catch-up contributions)

        (8)    Roth Account (the portion that relates to catch-up contributions)

For purposes of this subsection (a), a withdrawal will be on account of “hardship” if it is necessary to satisfy an immediate and heavy financial need of the Participant. A withdrawal based on financial hardship cannot exceed the amount necessary to meet the immediate financial need created by the hardship and not reasonably available from other resources of the Participant. The Retirement Committee will make its determination as to whether a Participant has suffered an immediate and heavy financial need and whether it is necessary to use a hardship withdrawal from the Plan to satisfy that need on the basis of all relevant facts and circumstances.

        (b)    Immediate and Heavy Financial Need. For purposes of the Plan, an immediate and heavy financial need exists only if the withdrawal is on account of (i) expenses for medical care described in Code Section 213(d)

(determined without regard to whether the expenses exceed 7.5 percent of adjusted gross income) for the Participant, his Spouse, or, dependents (as defined in Code Section 152 without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof); (ii) the purchase (excluding mortgage payments) of a principal residence for the Participant; (iii) the payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant, his Spouse, or dependents (as defined in Code Section 152 without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof); (iv) the need to prevent eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence; (v) the payment of burial or funeral expenses for the Participant’s deceased parent, Spouse, children, or dependents (as defined in Code Section 152 without regard to subsection (d)(1)(B) thereof); or (vi) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to Code Section 165(h)(5) and whether the loss exceeds 10 percent of adjusted gross income).

        (c)    Necessary to Satisfy a Financial Need.

        (1)    Withdrawals Made Before January 1, 2019. A withdrawal made before January 1, 2019, will be considered as necessary to satisfy an immediate and heavy financial need of a Participant because (i) the Participant is required to obtain all distributions [including distributions of employee stock ownership plan dividends under Code Section 404(k)], other than hardship withdrawals, and all nontaxable loans under all plans maintained by the Controlling Company and its Affiliates; (ii) the Participant is prohibited, under the terms of all plans maintained by the Controlling Company and its Affiliates or an otherwise legally enforceable agreement, from making before-tax contributions and after-tax contributions to such plans for a 6-month period following the hardship withdrawal; and (iii) the withdrawal will not exceed the amount of the Participant’s immediate and heavy financial need. Any suspension from making before-tax contributions and after-tax contributions that were in effect on January 1, 2019, were lifted on that date. The amount of an immediate and heavy financial need may include amounts necessary for the Participant to pay any federal, state or local taxes which are reasonably anticipated to result from the hardship withdrawal.

        (2)    Withdrawals Made On or After January 1, 2019. A withdrawal made on or after January 1, 2019, is not treated as necessary to satisfy an immediate and heavy financial need of a Participant unless the Participant has obtained all other currently available distributions (including distributions of ESOP dividends under Code Section 404(k), but not loans or hardship withdrawals) under the Plan and all other plans of deferred compensation, whether qualified or nonqualified, maintained by an Affiliate. In addition, for withdrawals made on or after January 1, 2020, the Participant must represent (in writing, by an electronic medium, or in such other form as may be prescribed by the Internal Revenue Service) that he has insufficient cash or other liquid assets to satisfy the need. The Retirement Committee may rely on the Participant’s representation unless the Retirement Committee has actual knowledge to the contrary.

[signatures on following page]

BE IT FURTHER RESOLVED, that the Retirement Committee has approved this Fifteenth Amendment to the GPI Savings Plan this 14th day of December, 2021.

GRAPHIC PACKAGING INTERNATIONAL, LLC RETIREMENT COMMITTEE MEMBERS

By:         /s/ Stephen R. Scherger
            Stephen R. Scherger

By:         /s/ Brad Ankerholz
            Brad Ankerholz

By:         /s/ Charles D. Lischer
            Charles D. Lischer

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